Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in Registration Statement Nos. 333-08437, 333-98819, and 333-117787 on Form S-8 of our report dated February 10, 2005, relating to the consolidated financial statements of Vodavi Technology, Inc. and subsidiaries as of and for the years ended December 31, 2004 and 2003 included in this Annual Report on Form 10-K for the year ended December 31, 2004. It should be noted that we have not audited any financial statements of the company subsequent to December 31, 2004, or performed any audit procedures subsequent to the date of our report.

/s/ Mayer Hoffman McCann P.C.
MAYER HOFFMAN MCCANN P.C.
Phoenix, Arizona
March 25, 2005